EXHIBIT 10.1

                                                              [Conformed Copy]
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                        SANTA FE ENERGY RESOURCES, INC.

                                     ISSUER,

                  11% Senior Subordinated Debentures Due 2004

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                         FIRST SUPPLEMENTAL INDENTURE

                         Dated as of October 21, 1996

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                     STATE STREET BANK AND TRUST COMPANY,

                                     TRUSTEE

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      FIRST SUPPLEMENTAL INDENTURE TO INDENTURE, DATED AS OF MAY 25, 1994,
BETWEEN SANTA FE ENERGY RESOURCES, INC., AS ISSUER, AND THE FIRST NATIONAL BANK OF BOSTON, AS TRUSTEE AND PREDECESSOR IN INTEREST TO STATE STREET BANK AND TRUST CO.

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      WITNESSETH FIRST SUPPLEMENTAL INDENTURE, dated as of October 21, 1996, between SANTA FE ENERGY RESOURCES, INC., a Delaware corporation (the "Company"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts banking corporation, as trustee (the "Trustee").

      WHEREAS, the Company and The First National Bank of Boston, as trustee, have heretofore executed an Indenture, dated as of May 25, 1994 (the "Indenture"), pursuant to which the Company issued $100 million principal amount of its 11% Senior Subordinated Debentures Due 2004 (the "Securities"); and

      WHEREAS, pursuant to Sections 7.09 of the Indenture, the Trustee succeeded The First National Bank of Boston as trustee on October 2, 1995; and

      WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Company and the Trustee may amend the Indenture in certain respects without notice to any Securityholder but with the written consent of the Holders of at least a majority in principal amount of the Securities; and

      WHEREAS, the execution and delivery of this First Supplemental Indenture has been authorized by a resolution of the Board of Directors; and

      WHEREAS, the Company has delivered to the Trustee the written consents of the Holders of at least a majority in principal amount of the outstanding Securities to the amendments thereinafter set forth; and

      WHEREAS, Section 9.06 of the Indenture provides, among other things, that the Trustee shall sign any amendment authorized pursuant to Article 9 of the Indenture if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee; and

      WHEREAS, the Company has represented and warranted to the Trustee that this First Supplemental Indenture does not adversely affect the rights, duties, liabilities or immunities of the Trustee, and

      WHEREAS, pursuant to Section 9.06 of the Indenture, the Trustee has requested, and the Company has furnished the Trustee with, an Opinion of Counsel; and

      WHEREAS, the Company has represented and warranted to the Trustee that all conditions and requirements necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized;

      NOW THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH that, for and in consideration of the premises and the mutual covenants herein contained and for other

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valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party thereto agrees for the equal and ratable benefit of the Holders of the Securities;

                                  ARTICLE A.

                                 DEFINITIONS

      SECTION A.1 The definitions set forth or incorporated by reference in
Article 1 of the Indenture shall be applicable to this First Supplemental Indenture, including the recitals hereto, as fully and to the same extent as if set forth herein, except as otherwise expressly provided herein.

      SECTION A.2 Article 1 of the Indenture is hereby amended to add the following terms and their respective definitions:

      "CONTRIBUTION AGREEMENT" means the Conveyance and Contribution Agreement to be entered into between the Company and Monterey.

      "MONTEREY" means Monterey Resources, Inc., a Delaware corporation and a Subsidiary of the Company.

      "MONTEREY IPO" means the initial public offering of up to 19.9% of the common stock of Monterey.

      "MONTEREY SENIOR NOTES" means Monterey's 10.61% Series G Notes due 2005 in original principal amount of up to $175 million.

      "MONTEREY TRANSACTIONS" means (a) the Monterey Transfer, (b) the Monterey IPO, (c) any Preferred Stock Purchases, (d) the Senior Notes Refinancing, (e) the Proposed Spinoff and (f) the Company's entering into, borrowings and repayments under a revolving credit facility to be offered by a group of banks to the Company and Monterey, (g) conversion of the DECS and the 7% Preferred Stock into Capital Stock, (h) such other transactions to be effected pursuant to agreements to be entered into between the Company and Monterey in connection with clauses (a) through (g) relating to, among other things, corporate services, taxes, indemnification, contribution of assets, registration rights and union obligations, and (i) the payment of any fees relating to the matters in clauses (a) through (h).

      "MONTEREY TRANSFER" means the transfer of substantially all of the assets and operations of the Company's Western Division to Monterey (excluding a production payment with respect to certain properties in the Midway-Sunset field to be retained by the Company in an aggregate amount of $30 million), subject to the liabilities and obligations associated with the Western Division, pursuant to the Contribution Agreement.

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      "PREFERRED STOCK PURCHASES" means any purchases by the Company of its 7%
Preferred Stock pursuant to the Preferred Tender, through open market purchases, in negotiated transactions or otherwise.

      "PREFERRED TENDER" means any purchase by the Company of shares of 7% Preferred Stock pursuant to an offer to purchase outstanding shares of 7% Preferred Stock (as the same may be amended, modified or extended from time to time).

      "PROPOSED SPINOFF" means a distribution by the Company to its stockholders of shares of Capital Stock of Monterey owned by the Company at the time of such distribution.

      "RECALCULATION DATE" means the date immediately following the later to occur of (i) the date on which the Senior Notes Refinancing is consummated and
(ii) the date on which the Preferred Tender is consummated.

      "SENIOR NOTES REFINANCING" means (a) the assumption by Monterey of obligations of the Company in respect of the Series E Notes, the Series F Notes and the Series G Notes, (b) the repayment in full by Monterey of the outstanding principal amount the Series E Notes and the Series F Notes, plus accrued interest thereon and a prepayment premium of approximately $2.0 million, and (c) the issuance by Monterey of the Monterey Senior Notes to holders of the Series G Notes in exchange for cancellation of such notes and the payment by Monterey of a consent fee of approximately $1.3 million in connection therewith.

      "SERIES E NOTES" means the Company's 10.23% Series E Notes due 1997 in an original principal amount of $35 million.

      "SERIES F NOTES" means the Company's 10.27% Series F Notes due 1998 in an original principal amount of $35 million.

      "SERIES G NOTES" means the Company's 10.61% Series G Notes due 2005 in an original principal amount of $175 million.

      SECTION A.3 Article 1 of the Indenture is hereby amended to replace the existing definition of "Asset Sale" with the following:

      "ASSET SALE" means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger, but excluding any Sale and Leaseback Transaction) by such Person or any of its Restricted Subsidiaries in any single transaction or series of transactions of (a) shares of Capital Stock or other ownership interests of another Person (including transfers of outstanding Capital Stock of, and issuances of Capital Stock by, Restricted Subsidiaries and Unrestricted Subsidiaries that are owned directly by the Company or a Restricted Subsidiary) or (b) any other Property of such Person or any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that the term "Asset Sale" shall not include
(i) the sale

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or transfer of permitted Short-Term Investments, inventory or other Property (or interests therein) in the ordinary course of business, or the sale or transfer of oil and gas properties or direct or indirect interests in real property, PROVIDED that at the time of such sale or transfer such properties and interests do not have associated with them any proved reserves (whether or not in the ordinary course of business); (ii) a sale or transfer of hydrocarbons or other mineral products in the ordinary course of business of the oil and gas production or marketing operations conducted by the Company and its Restricted Subsidiaries; (iii) the liquidation of Property received in settlement of debts owing to the Company or any Restricted Subsidiary as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to the Company or any Restricted Subsidiary in the ordinary course of business of the Company or such Restricted Subsidiary; (iv) when used with respect to the Company, (x) any asset disposition permitted pursuant to Section 5.01 which constitutes a disposition of all or substantially all of the Company's assets, or (y) any contribution, sale, transfer or other disposition effected in connection with or contemplated by the Monterey Transactions, or any contribution, sale, issuance, transfer or other disposition by Monterey or the Company of any shares of Capital Stock or other ownership interests of Monterey or any Subsidiary of Monterey, or any Property of Monterey (including the Proposed Spinoff, and any sale or transfer of outstanding Capital Stock of, and issuances of Capital Stock by, Monterey or any Subsidiary of Monterey); or (v) the sale or transfer of any Property or Capital Stock by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or by a Restricted Subsidiary to a Restricted Subsidiary.

                                  ARTICLE B.

                                EFFECTIVENESS

      SECTION B.1 This First Supplemental Indenture shall be and become effective when the Company and the Trustee execute this First Supplemental Indenture.

                                  ARTICLE C.

                          ENDORSEMENT OF SECURITIES

      SECTION C.1 Any Securities authenticated and delivered after the close of business on the date that this First Supplemental Indenture becomes effective in substitution for Securities then outstanding and all Securities presented or delivered to the Trustee on after that date for such purpose shall be stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

            "Effective as of October 21, 1996, certain definitions and restrictive covenants of the Company have been amended, as provided in the First Supplemental Indenture, dated as of October 21, 1996. Reference is hereby made to said First Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein."

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                                  ARTICLE D.

                                  AMENDMENTS

      SECTION D.1 Article 4 of the Indenture is hereby amended as follows:

      (a) Section 4.04 of the Indenture, captioned "Limitation on Restricted Payments," is hereby amended to read in its entirety as follows:

      4.04 LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend on, or make any distribution on or in respect of, its Capital Stock or Redeemable Stock (including any such payment (other than payments solely in its Capital Stock or in options, warrants or other rights to purchase its Capital Stock) in connection with any merger or consolidation involving the Company), except dividends or distributions payable solely in its Capital Stock or in options, warrants or other rights to purchase such Capital Stock and except dividends or distributions payable solely to the Company or any Restricted Subsidiary, (ii) purchase, redeem or otherwise acquire for value any Capital Stock or Redeemable Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or any Restricted Subsidiary, (iii) make any principal payment, or redeem, purchase, repurchase, defease or otherwise acquire or retire for value prior to any scheduled repayment, scheduled sinking fund payment or other scheduled maturity, any Indebtedness that is subordinated in right of payment to the Securities or (iv) make any Investment in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or investment being herein referred to as a "Restricted Payment"), unless at the time of and after giving effect to the proposed Restricted Payment (a) no Default or Event of Default shall have occurred and be continuing under this Indenture, (b) the Company could Incur at least $1.00 of additional Indebtedness under clause (a) of the definition of "Permitted Indebtedness" in Section 4.03 and (c) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors of the Company, whose determination shall be evidenced by a resolution of such Board) declared or made since the Recalculation Date, would not exceed, without duplication, the sum of (1) 50% of the Consolidated Adjusted Net Income accrued during the period (treated as one accounting period) from the quarter end on or before the Recalculation Date to the end of the Company's most recent fiscal quarter immediately preceding such proposed Restricted Payment (or, if such Consolidated Adjusted Net income shall be a deficit, minus 50% of such deficit),
(2) the aggregate net proceeds, including cash and the Fair Market Value of Property other than cash, received by the Company from the issue or sale of its Capital Stock (including pursuant to the exercise of options or warrants or the making of any equity contribution by stockholders of the Company subsequent to the Recalculation Date (other than an issuance or sale to a Subsidiary of the Company or any employee stock ownership plan or other trust established by the Company or any of its Subsidiaries), (3) the amount by which the Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company), subsequent to the Recalculation Date of any Indebtedness or Redeemable Stock of the Company or any Restricted

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Subsidiary into or for Capital Stock of the Company (less the amount of any cash
(other than cash distributed in payment of interest on such Indebtedness accrued and unpaid to the date of such conversion or exchange) or other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange) and (4) $50 million.

      Any payments made pursuant to clauses (a) through (f) of the definition of "Permitted Investment" shall be excluded for purposes of any calculation of the aggregate amount of Restricted Payments. Any payments made pursuant to clauses
(g), (h) and (i) of the definition of "Permitted Investment" shall be included for purposes of any calculation of the aggregate amount of Restricted Payments.

      The foregoing limitations will not prevent the Company or any Restricted Subsidiary from (a) paying a dividend on its Capital Stock within 60 days after declaration thereof if, on the declaration date, such dividend could have been paid in compliance with this Indenture or (b) making Permitted Investments, so long as no Default or Event of Default shall have occurred and be continuing. Furthermore, notwithstanding anything to the contrary in this Indenture, no payment under any of the Monterey Transactions shall constitute a Restricted Payment except any payment of greater than $100 million with respect to the Preferred Stock Purchases.

      (b) Section 4.07 of the Indenture, captioned "Transactions with Affiliates," is hereby amended to read in its entirety as follows:

      SECTION 4.07 TRANSACTIONS WITH AFFILIATES. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into any transaction or series of transactions (including, but not limited to, the sale, transfer, disposition, purchase, exchange or lease of Property, the making of any Investment, the giving of any Guarantee or the rendering of any service) with or for the benefit of any Affiliate of the Company, unless (i) an Officer will have determined, in his good faith judgment, that such transaction or series of transactions is in the best interest of the Company or such Restricted Subsidiary, and on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company, and the Company delivers an Officers' Certificate to the Trustee to that effect, (ii) with respect to a transaction or series of transactions involving aggregate payments by the Company or such Restricted Subsidiary having a Fair Market Value equal to or in excess of $10 million, the Board of Directors of the Company (including a majority of the disinterested Directors) approves such transaction or series of transactions and determines, in its good faith judgment, that such transaction or series of transactions complies with the standards set forth in clause (i) of this paragraph, and the Company delivers a certified resolution to the Trustee to that effect and (iii) with respect to a transaction or series of transactions involving aggregate payments by the Company or such Restricted Subsidiary having a Fair Market Value equal to or in excess of $25 million, the Company receives the written opinion of a nationally recognized investment banking firm or other nationally recognized expert having sufficient expertise to the effect that such transaction (or series of transactions) is fair to the Company from a financial point of view, which opinion shall be delivered

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promptly to the Trustee. With respect to any capital contribution to, or transaction with, a Subsidiary, the requirement that a transaction be on "terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's length transaction with a Person that is not an Affiliate of the Company" shall be satisfied if such transaction is fair, from a financial point of view, to the Company.

      (b) The limitations of paragraph (a) of this Section 4.7 shall not apply to (i) transactions with Affiliates in accordance with the terms of agreements as in effect on the date of this Indenture (and not otherwise in violation of this Indenture); PROVIDED that any renewal or modification of the terms of any such agreement after the date of this Indenture shall comply with paragraph (a) of this Section 4.7, (ii) transactions with Restricted Subsidiaries, or (iii) transactions effected in connection with or contemplated by the Monterey Transactions. The requirements of clause (iii) of paragraph (a) of this Section
4.7 shall not apply (i) to a transaction that constitutes a Permitted Business Investment if none of the parties to such transaction (other than the Company, the Restricted Subsidiary (if any) making such Permitted Business Investment, other Restricted Subsidiaries of the Company and the entity (if any) receiving such Permitted Business Investment) (x) are Affiliates of the Company or (y) were during the preceding 12 months, or are expected during the following 12 months to be, associated with more than 10% of the net oil and gas production of the Company and its Subsidiaries (whether by reason of purchases of oil and gas or any kind of shared or cooperative production agreements) or (ii) to additional sales of or commitments to sell to Hadson Corporation natural gas on terms no less favorable to the Company than those obtained as of the date of this Indenture pursuant to the Gas Marketing Agreement, dated as of December 14, 1993, among the Company, Santa Fe Energy Operating Partners, L.P. and Adobe Gas Pipeline Company.

      SECTION D.2 Article 11 of the Indenture is hereby amended as follows:

      (a) Section 11.15, captioned "Approval of Monterey Transactions," is hereby added to read as follows:

      SECTION 11.15. APPROVAL OF MONTEREY TRANSACTIONS. Notwithstanding anything to the contrary in this Indenture, none of the transactions effected in connection with or contemplated by the Monterey Transactions shall constitute or be deemed to constitute a breach or violation of the terms of this Indenture, or require that any action be taken under Section 4.08, or cause a Default or Event of Default hereunder.

                                  ARTICLE E.

                                MISCELLANEOUS

      SECTION E.1 This First Supplemental Indenture is a supplemental indenture pursuant to Section 9.02 of the Indenture. Upon execution and delivery of this First Supplemental Indenture, the terms and conditions of this First Supplemental Indenture shall be part of the terms and conditions of the Indenture for any and all purposes, shall bind all Securityholders and all the terms

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and conditions of both shall be read together as though they constitute one instrument, except that in case of conflict the provisions of this First Supplemental Indenture will control.

      SECTION E.2 Except as they may have been amended and supplemented by this First Supplemental Indenture, each and every term and provision of the Indenture remains in full force and effect.

      SECTION E.3 This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

      SECTION E.4 The Trustee accepts the trusts created by the Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions in the Indenture, as supplemented by this First Supplemental Indenture.

      SECTION E.5 THIS INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

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      IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental
Indenture to be duly executed, all as of the date and year first above written.

                                    SANTA FE ENERGY RESOURCES, INC.

                                    By:  /s/ R. GRAHAM WHALING
                                         Name:  R. Graham Whaling
                                         Title: Senior Vice President and Chief
                                                Financial Officer

                                    STATE STREET BANK AND TRUST COMPANY,
                                    as trustee

                                    By:  /s/ JILL OLSON
                                         Name:  Jill Olson
                                         Title: Assistant Vice President

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